Exhibit 99.1

REXFORD INDUSTRIAL ANNOUNCES DIVIDEND FOR

Q3 AND Q4 2013

– Declares Prorated Third Quarter 2013 Dividend of $0.09 Per Share –

– Declares Fourth Quarter 2013 Dividend of $0.12 Per Share –

Los Angeles – December 9, 2013 – Rexford Industrial Realty, Inc. (the “Company” or “Rexford Industrial”) (NYSE:REXR), a real estate investment trust focused on owning and operating industrial properties located in Southern California infill markets, today announced that its Board of Directors has declared prorated dividends pertaining to the period of the third quarter 2013 subsequent to the Company’s July 24, 2013 Initial Public Offering (“IPO”) and the full fourth quarter 2013.

The Board declared a prorated dividend of $0.09 per share on the Company’s shares of common stock, reflecting the 69 days during the quarter after which the Company’s IPO was completed. For the fourth quarter 2013, the Board declared a dividend of $0.12 per share on the Company’s shares of common stock. Both the dividends will be payable in cash on January 14, 2014 to stockholders of record on December 30, 2013.

About Rexford Industrial

Rexford Industrial is a real estate investment trust focused on owning and operating industrial properties in Southern California infill markets. The Company owns interests in 63 properties with approximately 6.9 million rentable square feet and manages an additional 20 properties with approximately 1.2 million rentable square feet.

For additional information, visit www.rexfordindustrial.com.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Cautionary Note Regarding Forward-Looking Statements” in the Company’s prospectus for its recently completed initial public offering and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Contact:

Investor Relations:

Stephen Swett

424 256 2153 ext 401

investorrelations@rexfordindustrial.com